Exhibit 99.2

Transcript of

Sachem Capital Corp.

Third Quarter 2020 Conference Call

November 10, 2020

Participants

David Waldman - Investor Relations, Crescendo Communications, LLC

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

Analysts

Christopher Nolan - Ladenburg Thalmann & Co.

Rommel Dionisio - Aegis Capital Corp.

Presentation

Operator

Good day ladies and gentlemen and welcome to the Sachem Capital Third Quarter 2020 Conference Call. All lines have been placed on a listen-only mode and the floor will be open for your questions and comments following the presentation.

At this time it is my pleasure to turn the floor over to your host for today, Mr. David Waldman of Crescendo Communications, LLC. Sir, the floor is yours.

David Waldman - Investor Relations, Crescendo Communications, LLC

Good morning and thank you for joining Sachem Capital Corp’s third quarter 2020 conference call. On the call with us today is John Villano, CPA, Chief Executive Officer and Chief Financial Officer of Sachem Capital.

On November 9, the company announced its operating results for the quarter ended September 30, 2020 and its financial condition as of that date. The press release is posted on the company’s website, www.sachemcapitalcorp.com.

In addition, the company filed its Form 10-Q with the U.S. Securities and Exchange Commission on November 6, which can also be accessed on the company’s website as well as the SEC’s website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company’s operating results for the third quarter of 2020 and the company’s financial condition at September 30, 2020, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations are forward-looking statements.

The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design, and the negative of such terms and other words in terms of similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based largely on the company’s current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions, as described in the company’s quarterly report on Form 10-Q for the third quarter of 2020 filed with the U.S. Securities and Exchange Commission on November 6, 2020 as well as its annual report on Form 10-K filed on March 30, 2020.

Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements.

In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I will now turn the call over to John Villano. Please go ahead, John.

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

Thank you and thanks to everyone for joining us today. I am pleased to report your company achieved strong financial results for the third quarter, despite the lingering effects of the COVID-19 pandemic. Our quarterly revenue increased 26% to $4.3 million, compared to $3.4 million for the same period in 2019.

We attribute this improvement to the fact that fix-and-flip market has continued to improve in our traditional markets, as builders and developers scramble to satisfy the demand for move-in inventory. This is further illustrated by the increase in our loans in process and the increasing number of loan payoffs.

As discussed on our last quarter call, once COVID-19 took hold, we implemented stricter underwriting guidelines to reduce our lending risk by focusing on preservation of capital and careful maintenance of our existing portfolio. Due to improving conditions, effective July 1, 2020, we relaxed some of these measures by increasing our loan-to-value ratio back to 70%. However, we are still maintaining a cautionary approach.

We saw a robust demand for our loan products in the third quarter of 2020. We believe this demand was driven by several factors. First, was the overall improvement in our economy, specifically the Northeast, due in part to the easing of government-imposed pandemic restrictions.

Second, we believe we are well-positioned from a competitive standpoint. Banks and other traditional lenders have a limited desire to lend and cannot move quickly to handle the borrowers’ desire to close quickly. Let’s not forget the fix-and-flip arena is highly competitive, and a quick close often gets the contract for sale. Further, many non-traditional lenders remain undercapitalized.

Third, the residential real estate market in Connecticut, our primary market, has stabilized and has proven quite resilient. The suburban areas we serve in Connecticut have benefited from the migration of New York City residents. We believe the move from urban areas contributed to the increase in the number of loan payoffs that we witnessed in the third quarter. Further, housing inventory is low as developers scramble for saleable product.

And, finally, we initiated a growth strategy focused on Florida. Our strategy will focus on quality MSAs, or metropolitan statistical areas, where residents enjoy robust real estate, employment growth, progressive government, low taxes, and finally, quality of life. We believe this strategy is easily expandable. As of June 30, 2020, we had less than $1 million of Florida loans in our portfolio. As of September 30, 2020, that number had grown to $9.7 million.

Our ability to successfully pivot our business model and quickly adapt to changes in the marketplace is a key competitive advantage for Sachem. We plan to continue expanding our geographic footprint beyond Connecticut to new markets such as Florida, which I mentioned, as well as Texas. Our goal is a diversified portfolio of high yielding notes.

As we pursue opportunistic expansion, we are diversifying our mortgage loan portfolio into additional asset classes, such as larger multifamily and higher-end fix-and-flip properties. Here, we believe we can effectively deploy larger amounts of capital with potentially higher returns, better sponsorship, and lower risk. We believe the migration to higher-quality transactions will offset any rate compression and help us maintain a low foreclosure rate.

Looking ahead, I am pleased to report our loan pipeline is significant and expanding. Further, we are well-capitalized with a solid balance sheet to take advantage of market opportunities. As a result, we remain highly encouraged by the outlook for the rest of the year, and our prospects for 2021.

I would now like to touch on some key financial highlights then talk more about our strategy going forward. If you need any additional insight into the financial details, please review our recently filed 10-Q and press release.

First, total revenue for the third quarter of 2020 increased 26% to approximately $4.3 million, compared to approximately $3.4 million for the same period last year. Interest income, net origination fees and interest on investment securities increased during the period. Late fees decreased during the quarter, reflecting tighter lending standards and rapid loan payoffs, rental income decreased as well as rental properties were sold.

Total operating costs and expenses for the quarter ended September 30, 2020, were approximately $2.1 million compared to $1.3 million for the same period last year. The increase in operating costs and expenses was primarily attributable to an increase in interest and amortization of deferred financing costs of approximately $724,000 due to the increase in our overall indebtedness.

In comparison, our indebtedness was $85.6 million at September 30, 2020, compared to $24.5 million for the year-ago period. Net income for both the three months ended September 30, 2020 and September 30, 2019 was approximately $2.1 million or $0.10 per share, representing stable performance year-over-year.

For the nine months ended September 30, 2020, revenue increased 32% to approximately $12.9 million. The revenue increase represents the steady growth of our loan portfolio.

Net income for the nine months ended September 30, 2020 was approximately $6.7 million or $0.30 per share, compared to approximately $5.3 million or $0.30 per share for the year-ago period. Comparing the two nine-month period, net income increased approximately 26% period-over-period.

Overall, we believe our financial results are evidence of our strong competitive position in the market and the sustainability of our business model over time. Even though our outlook for the rest of the year remains positive, we recognize there are still ongoing market risks to consider.

As you know, we can quickly adapt our strategy as market conditions change.

In terms of Sachem’s financial condition as of September 30, 2020, compared to December 31, 2019, total assets increased by $28.4 million to $170 million, and total liabilities increased approximately $27 million to $85.8 million. In addition, shareholders’ equity increased by approximately $1.3 million to $83.9 million due to a corresponding increase in retained earnings.

During the nine months ended September 30, 2020, our loan portfolio increased by approximately $30 million, and our balance sheet remained solid with approximately $170 million of assets, backing $69.4 million in unsecured notes. As a mortgage REIT, our debt levels are extraordinarily low versus our peers, thereby providing stability during difficult times.

As of September 30, 2020, of the 480 mortgage loans in our portfolio, just 10, or approximately 2.1%, were in the process of foreclosure or actively managed with the goal of unlocking our invested capital in a timely manner. In the case of each of these loans, we believe the value of the collateral exceeds the total amount due.

With the gradual opening of the state court starting on October 2020, we saw progress in foreclosure and eviction proceedings, as courts have begun to work through the large backlog. The court process in Connecticut will require some time and patience to truly get back on track due to COVID.

Of the 480 mortgage loans in our portfolio as of September 30, 2020, 18 were COVID-19 forbearance loans having an aggregate principal balance of $5.1 million and $146,000 of deferred interest. At June 30, 2020, we had 23 COVID-19 forbearance loans, having an aggregate principal balance of $6.5 million and $200,000 of deferred interest.

As of September 30, 2020, real estate owned decreased to $7.5 million compared to $8.3 million at year end 2019. As of September 30, 2020, real estate owned included $1.5 million of real estate held for rental, and $6 million of real estate held for sale.

Net cash provided by operating activities for the nine months ended September 30, 2020 was approximately $7.4 million, compared to approximately $7.3 million for the same period last year. In terms of our dividend, on October 16, 2020, we authorized and declared a quarterly dividend of $0.12 a share, which was paid on November 4, 2020. As you are aware, Sachem Capital operates as a REIT and is required to distribute a minimum of 90% of the company’s taxable income to shareholders in the form of dividends. We intend to satisfy this requirement for the balance of 2020.

Let me take a moment now to discuss liquidity and capital resources as of September 30. We ended the third quarter with approximately $33.1 million of cash, cash equivalents and short-term investment securities. This includes net proceeds of $13.6 million from the sale of our 7.75% unsecured, unsubordinated notes due 2025 in the third quarter. In the third quarter, we also established a line of credit tied to our investment securities. This line of credit is approximately $12.1 million at September 30, 2020, with an interest cost of 1.75%.

Net cash and securities at September 30, 20 was approximately $21 million. Our strategy is to continue to grow our business and increase the size of our loan portfolio, which requires that we raise additional capital either by selling common shares or by incurring additional indebtedness. For this reason, we recently completed another public offering of 7.75% unsecured, unsubordinated notes due 2025 for gross proceeds of $14 million during the fourth quarter, with net proceeds to the company of approximately $13.4 million.

As we have in the past, we plan to use the net proceeds from these offerings, primarily to fund new real estate loans secured by first mortgage liens. Given the current market conditions, we believe, there is a strong demand to effectively deploy this capital. We are very careful about the debt we take on, it will not over lever our portfolio to garner higher leveraged returns. We are currently searching for additional low risk capital.

Moving forward, we will continue to monitor COVID-19, the markets we fund and the ever-changing economic conditions. As a non-bank lender with a strong balance sheet and less than 1% of our assets secured by creditors. We believe, we are well-positioned to expand our lending area, capitalizing on cash starved lenders and banks continued unwillingness to lend. The fact that we are able to lend off our own balance sheet is a major competitive advantage for Sachem.

So, to summarize, given the current market conditions, we believe we are well-positioned as the go to non-bank real estate lender, while our competitors tighten their lending criteria or flee this segment of the market. The demand for our products and services remains robust, which is reflected in our third quarter financial results. We are still maintaining a cautionary approach to the market and look forward to further deploying our capital as we identify attractive opportunities.

We are diversifying our portfolio to include more projects such as larger multifamily, where we can effectively deploy capital with creditworthy borrowers that have a strong operating history. We have built a highly scalable business model to drive revenue and cash flow, and thus grow profitability and dividends in the years ahead for our shareholders. I am pleased with our operating results for the quarter, the performance of our team members, and our growing presence in the lending marketplace. Your company is strong, growing and well-positioned for the future.

I would like to thank you all for joining our call today. At this point, I would like to open up the call for questions.

Operator

Thank you, ladies and gentlemen. [Operator Instructions] We’ll go first to Christopher Nolan from Ladenburg Thalmann.

Q: Hey, John, what is the target leverage ratio going forward, please?

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

Chris, to be perfectly honest, our leverage grows in small chunks, right? So, we did $14 million in September, we did $14 million in October. We are looking to a 1-to-1 leverage initially. At that point, we’re going to evaluate, we’re going to see how the company performs with the debt level.

But let me add, in terms of our competitors, our debt, our indebtedness is unbelievably low for companies in our space. Their debt-to-equity is in multiples. We haven’t even gotten to 1-to-1 yet. So, in terms of our debt appetite, it is strong. We are not rampant debt pig so to speak, that the debt has to be right and it has to be well timed.

Q: Got you. Well, for the $14 million raised in October, does that include the underwriter’s option, because I thought I read where…

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

I believe it was $13 million plus the issue totaling approximately $14 million. I do have access to this if you need more detail.

Q: No, no, I thought it was $16 million. Let’s go back and just check. Okay, Florida, what is the – how large you expect to grow this as part of the portfolio?

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

So, let me step back and say we have individuals in Florida. We are building relationships with loan originators. We are moving slowly in this space. We are trying to target Southern Florida, from Fort Myers across to Fort Lauderdale and down.

We have legal representation, we have appraisal services. And most importantly, we have some individuals that are acting as underwriters. And hopefully, in the near future, if things go according to plan, they could be part of us. So, it’s slow and steady. And, Chris, it’s all about capital, right? We can go into any market and lend buckets of money. I just have to make sure that we have it and we have continued sources for it. So…

Q: Capital [we’re discussing] [ph], right? Okay, I’ll get back in to queue.

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

Thank you.

Operator

[Operator Instructions] We’ll go next to Rommel Dionisio from Aegis.

Q: Yeah, good morning, John. So, thanks for the color on Florida. I wonder if you could just give us a little color on Texas. Certainly, your thoughts there in terms of maybe timing, particular regions you’re looking at, how you plan to attack that market, just as you did on – just as you gave some nice color on Florida? Thank you.

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

Okay. So, back before the real onset of COVID, and I’m talking January and February of 2020, we were building a relationship with a small, let’s call it, Sachem like lender, in Austin, Texas. And we had started doing a few loans, they are well managed. They are funded with partner capital. Many of their partners I am familiar with.

So, we started an arrangement where we were lending together and relatively small. I don’t think we did $2 million of loans. And then, once COVID took hold, we backed away. And we kept our distance, we worked our way through. They worked their way through a little bit. And we have now begun discussions with them once again.

Q: Okay. Great, thanks very much. Congrats on the quarter.

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

Thank you.

Operator

We will return to Christopher Nolan at Ladenburg Thalmann

Q: John, funding strategies, given that the stock is currently below book, what are you thinking about raising capital in 2021 assuming that you don’t get a share price bump [and trade bump up] [ph]?

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

Well, selling shares is difficult for us. Right, we’re still working through the shares that we sold a year ago in July, right? So, we have an increased share count. We would rather not sell shares in the near future, especially at this price. So, we think we have room to pack on a little bit more debt. And, once we do that, we’re going to see how the company feels, right? We’re going to see how cash flow is affected and things like that.

And then, we’ll decide – and my guess is we’ll decide probably towards the end of the first quarter. Again, depending on share price, we never want to sell shares cheaply. And we also understand that the sale of shares by us makes it tough on our shareholders as well, if there’s any kind of decline in price, so debt first, equity maybe sometime next year, say the end of the first quarter.

But again, it all depends on how this world continues to evolve and the performance of our notes as well.

Q: Final question, given the raise in October, are you using that to pay down the outstanding balance on the credit facility?

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

No. So, what we are doing is we have an account that has, as of today, $41 million in it. We are borrowing off of it. It is just a step above bombproof. And we pull from it. So, we don’t have an operating line of credit, where we can pay down excess cash. So, what we’ll do is we’ll park our bond funds there, and then we start ripping through that money as the loans come to be.

We are expecting a fairly strong push for the quarter. And like I said, in our call, our pipeline is strong. And it’s quite large, as a matter of fact, and we’re probably going to be dipping into those funds significantly over the next month.

Q: Got you, and on the balance sheet, the short-term investments of those bonds?

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

The short term, it’s, I would say, a very few stocks, mutual funds, preferred stocks of large quality – good quality companies.

Q: Got it. Okay. Great. Thank you for the detail.

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

Thank you, bye.

Operator

And with no other questions holding, Mr. Villano, I’ll turn the conference back to you for any additional or closing comments.

John Villano - Chief Executive Officer, Chief Financial Officer, President and Treasurer

Okay. Thank you all for joining us today. Stay tuned. We’re still writing our book here. So be patient and talk to you in another three or four months. Take care. Bye now.

Operator

Ladies and gentlemen, that will conclude today’s presentation. We thank you for your participation. You may disconnect at this time and have a great day.